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EXHIBIT 10.12





January 1, 2000



PRIVATE & CONFIDENTIAL

Mr. Jerry Campbell
1677 Hayball Road
Jackson, Michigan
49201

Dear Jerry:

RE:  EMPLOYMENT WITH MI ENTERTAINMENT CORP.
-------------------------------------------

In accordance with our recent discussions, we are delighted to confirm the terms and conditions of your employment with MI Entertainment Corp. (the "Corporation"), as follows:

1. POSITION: You are appointed President and CEO of the Corporation reporting to the Chairman and carrying out your day-to-day duties from an office in Michigan and the Corporation's head office at Santa Anita Race Track. You will also be appointed to the Board of Directors of the Corporation at the earliest opportunity after commencement of your employment.

2. BASE SALARY: Your Base Salary shall be U.S. $300,000 per annum (less statutorily required deductions), payable monthly in arrears and otherwise in accordance with the Corporation's standard payroll practices.

3. ANNUAL BONUS: In addition to your Base Salary, you shall receive (a) a bonus (the "Basic Bonus") equal to 2% of the pre-tax profits of the Corporation at the end of each year of employment, and (b) a discretionary bonus (the "Discretionary Bonus") as determined by the Board based on your progress with respect to the guidelines set forth in Schedule A (the Basic Bonus and the Discretionary Bonus are referred to herein collectively as the "Annual Bonus"). The Annual Bonus shall be inclusive of all entitlement to vacation pay, and less statutorily required deductions.

4. BENEFITS: During your employment by the Corporation, you will be entitled to:

         (a) participate in all group insurance and benefit programs generally applicable to salaried employees of the Corporation from time to time, with the exception of any Employee Equity Participation and Profit Sharing Plan or any equivalent or related plans in effect from time to time;

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         (b)      four weeks vacation in respect of each completed twelve
                  month period, to be taken at such time or times as are mutually convenient to you and the Corporation, but not payment in lieu thereof;

         (c) receive an automobile allowance of U.S. $875 per month for a North American vehicle; provided that you shall be responsible for all automobile operating costs including, without limitation, fuel, repairs, maintenance, insurance premiums and insurance deductibles; and

         (d) reimbursement for all reasonable and documented business expenses incurred on behalf of the Corporation in carrying out your duties, in accordance with the Corporation's policies from time to time, but excluding automobile operating costs.

5. MIE STOCK OPTIONS: Subject to the express approval of the Board of Directors of the Corporation and any regulatory bodies having jurisdiction (including the consent of The New York Stock Exchange and/or NASDAQ to the listing of the underlying shares), and subject to you entering into a Stock Option Agreement with the Corporation in the standard form contemplated by the Corporation's Incentive Stock Option Plan, the Corporation shall grant you options (vesting over three years) to purchase 1,000,000 Shares at an exercise price per share which is equal to the issue price of the Shares to shareholders of Magna International Inc. Such options shall be exercisable by you only in accordance with the terms and conditions set forth in the Stock Option Agreement referred to above. Upon receipt of an executed copy of this agreement, we will place this matter before the Board of Directors of the Corporation at the earliest opportunity.

         The above noted stock option agreement will contain a provision that in the event that your employment with the corporation is terminated for reasons other than just cause or your voluntary resignation, the above-noted options will vest in their entirety and be exercisable for a period of ninety (90) days.

6. TERMINATION: Your employment and this agreement, including all benefits provided for under this agreement, will terminate on: (a) the acceptance by the Corporation of your voluntary resignation; (b) at the Corporation's option, your disability for an aggregate of six months or more in any twenty-four month period, subject to any statutory requirement to accommodate such disability; (c) your death; or (d) your dismissal for just cause or by reason of your breach of the terms of this agreement.

         Otherwise, you or the Corporation may, at any time, terminate your employment and this agreement by providing the other party with twelve months prior written notice of intention to terminate. In addition the Corporation may elect to terminate your employment immediately by paying you a retiring allowance of U.S. $300,000 (less statutorily required deductions) either in a lump sum within thirty days of the day of termination or monthly in arrears in twelve equal instalments commencing thirty days after the day of termination. If your employment is terminated pursuant to this paragraph, the Corporation shall maintain on your behalf the benefits referred to in paragraph 4(a) for a period of not less than the period required by applicable statute.

         In the event that you breach the provisions of paragraph 7, the payment of any further instalments of such retiring allowance will immediately cease. Further, the amount paid in each instalment will be offset by any income earned, during the period you are entitled to receive instalments, from alternate or self-employment.

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         On termination of this agreement other than for dismissal for cause or for breach under sub-paragraph 6(d), the Corporation will also pay your Annual Bonus on a prorated basis and, to the extent that any stock options referenced in paragraph 5 have vested, they will continue to be exercisable in accordance with the said Stock Option Agreement.

         The termination provisions set forth above represent all severance pay entitlement, notice of termination or pay in lieu thereof, salary, bonuses, automobile allowances, vacation and/or vacation pay and other remuneration and benefits payable or otherwise provided to you in relation to your employment by the Corporation or any affiliates of Magna International Inc. (the "Magna Group").

7. OTHER CONDITIONS: You hereby acknowledge as reasonable and agree that you shall abide by the following terms and conditions:

         a) TECHNOLOGY, KNOW-HOW, INVENTIONS, PATENTS: That all designs, devices, improvements, inventions and ideas made or conceived by you resulting from your access to the business of the Corporation and/or the Magna Group shall be exclusive property of the Magna Group, and you and your estate agree to take all necessary steps to ensure that such property rights are protected.

         b) CONFIDENTIALITY: You shall keep confidential at any time during or after your employment, any information (including proprietary or confidential information) about the business and affairs of, or belonging to, the Corporation or any member of the Magna Group or their respective customers or suppliers, including information which, though technically not trade secrets, the dissemination or knowledge whereof might prove prejudicial to any of them.

         c) NON-COMPETITION: During the term of your employment with the Corporation and for a period of six months after the termination of your employment, you shall not, directly or indirectly, in any capacity compete with the business of the Corporation or of any member of the Magna Group in respect of which you have had access to proprietary or confidential information or solicit the employees thereof.

8. TERM: Subject to earlier termination in accordance with the terms of this agreement, your employment with the Corporation shall commence on January 1, 2000, or such earlier or later date as may be mutually agreed upon, (the "Start Date") and shall expire on December 31, 2002. This Agreement may be renewed for a subsequent term on such terms and conditions as be mutually agreed upon in writing. Upon expiry or other termination of this agreement, paragraph 7 shall continue in full force and effect. This agreement shall be null and void and of no effect if you do not commence employment by January 1, 2000.

9. ASSIGNABILITY: The Corporation may, in its sole discretion, assign this agreement to an affiliated or other organization at any time. Upon any such assignment, the terms and conditions of this agreement shall continue in full force and affect.

If the terms of employment as set out in this agreement are acceptable to you, please sign and date three copies in the places indicated and return two fully signed copies to the attention of the Chairman by January 1, 2000, after which, if not so signed and returned, this agreement shall become null and void and of no effect. Upon execution by you, this agreement (i) replaces any prior written or oral employment contract or other agreement concerning remuneration between you and the Corporation or any member of the Magna
Group, (ii) will continue to apply to your employment in a similar or other capacity with the Corporation or any member of the Magna Group, and (iii) will

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continue to be applicable in the event that your employment with the
Corporation continues beyond the expiry date of the term specified above without this agreement being formally extended or replaced.

Yours very truly,

MAGNA VENTURES INC.





Per:     ____________________
            Frank Stronach







                               -------------------



I hereby accept the terms and conditions set out above and acknowledge that this agreement contains all the terms and conditions of my employment with MI Entertainment Corp. and that no other terms, conditions or representations other than those within this letter form part of this agreement and confirm that I am not subject to any restrictions (contractual or otherwise) arising from my former employment which would prevent or impair me in carrying out my duties and functions with the Corporation. Furthermore, I confirm that during the term of my employment I will not offer to the Corporation any confidential or proprietary information that I have knowledge of with respect to my former employers, nor will I provide such information to the Corporation should I be requested to do so, until such time as such information is no longer confidential, proprietary or comes into the public domain.

-------------------------           --------------------------------
Date               , 1999           Jerry Campbell


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                                   SCHEDULE A


You Shall be entitled to a Discretionary Bonus equal to $1,000,000 less Base Salary and Basic Bonus based on your success in furthering the foregoing:

(a)      Furthering of our corporate strategy, i.e.:

         (1)  completing our racetrack consolidation strategy;

         (2) "bundling", or combining, our simucast horse racing products and marketing the signal under the corporate brand name;

         (3) leveraging our competitive position in the horse racing industry and, ultimately, our brand name, in expanding our distribution channels and sports wagering products;

         (4)  enhancing the facilities at some of our horse racetracks; and

         (5) developing total entertainment destinations centered on some of our horse racetracks.

(b)      Effecting synergies related to pursuing Corporate Strategy including:

         (1)  improving business systems;

         (2)  rationalising financial reporting;

         (3)  cost cutting; and

         (4)  advance IT network.